Exhibit 99.1

Phase 3 GATTEX® (teduglutide) Data Highlight Potential New Treatment for Adults with Short Bowel Syndrome

Four abstracts, including new data from STEPS 2, presented at American College of Gastroenterology Annual Scientific Meeting

BEDMINSTER, N.J.--(BUSINESS WIRE)--October 31, 2011--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing innovative therapeutics for rare gastrointestinal and endocrine disorders, today announced new data from STEPS 2, a long-term open-label study, showing that GATTEX (teduglutide) was associated with achieving and maintaining clinically meaningful reductions in parenteral nutrition (PN) and intravenous (IV) fluid volume in adult subjects with short bowel syndrome. Short bowel syndrome is a rare and debilitating condition in which the body is unable to absorb enough nutrients and/or fluids through the gastrointestinal tract and patients chronically rely on intravenous feeding to survive. NPS remains on track to submit its New Drug Application for GATTEX in short bowel syndrome later this year.

Ninety-one percent of subjects responded after 12 months of GATTEX treatment in STEPS 2. A responder was defined as a subject who achieved a 20 to 100 percent reduction in PN/IV volume from baseline. Further, 24 percent of subjects reduced their infusion days per week by three or more days after 12 months of GATTEX treatment. Three subjects participating in STEPS 2 were able to gain complete independence from and discontinue PN/IV fluids.

These data are being presented today by Lauren Schwartz, MD, assistant professor of medicine, Mount Sinai School of Medicine, during a poster session at the American College of Gastroenterology (ACG) 2011 Annual Scientific Meeting and Postgraduate Course in Washington, DC.

“It is encouraging to see more than 90 percent of study subjects achieve a clinically meaningful response after 12 months of teduglutide therapy,” said Dr. Schwartz. “Decreasing patients’ PN/IV volume requirements and reducing infusion days per week should provide important clinical benefits and greatly improve quality of life. Teduglutide may offer physicians an important treatment advance with a favorable benefit to risk profile that could reduce or even eliminate dependence on PN/IV.”

An interim analysis of STEPS 2 was performed for 34 subjects who had received at least 12 months of GATTEX treatment. Long-term treatment with GATTEX resulted in further reductions in the number of days per week that PN/IV was required. Fifty-three percent of subjects (18/34) reduced their infusion days per week by one or more, 38 percent (13/34) reduced their infusion days per week by two or more, and 24 percent (8/34) reduced their infusion days per week by three or more. The mean reduction in PN/IV volume was 5.2 liters per week from pre-treatment baseline.

The primary objective of STEPS 2 was to study long-term safety and durability of effect in subjects who completed, participated in, or qualified for participation in STEPS, a 24-week, placebo-controlled, multi-center, international Phase 3 study of GATTEX in adult subjects with short bowel syndrome. Seventy-six out of the 78 patients who completed 24 weeks of treatment in STEPS elected to enroll in STEPS 2, of whom 37 subjects received teduglutide and 39 received placebo. In addition, 12 patients who successfully completed the optimization and stabilization phase of STEPS opted to enroll in STEPS 2 after STEPS was fully randomized.

Nine subjects discontinued STEPS 2 due to adverse events. Gastrointestinal events were the most frequently reported adverse events. In addition, three cases of cancer, two of which resulted in death, were reported at two sites in Poland during the treatment period.

Across 15 clinical studies, a total of 566 subjects have been treated with teduglutide. Of the 566 subjects treated with teduglutide, 299 subjects were treated in the clinical pharmacology studies, 173 subjects in the SBS efficacy and safety studies, and 94 subjects in Crohn’s Disease studies. These cancer cases and deaths are the only ones that occurred during a teduglutide study period. The details of the three cases are summarized below.

  A metastatic adenocarcinoma of probable gastrointestinal origin resulted in death. The subject was 48 years old with a significant prior history of Hodgkin’s disease treated with chemotherapy and radiotherapy. A neoplasm was discovered after 313 days of therapy. A review of the abdominal computed tomography (CT) six months prior to starting GATTEX therapy revealed a markedly enlarged liver with a focal lesion of unclear origin.
  One case of non-small cell lung carcinoma resulted in death. The case was reported in a 64-year-old with a significant history of smoking (30 cigarettes per day for 30 years). The tumor was discovered 85 days after initiation of treatment with GATTEX.
  One case of lung squamous cell carcinoma was reported. The subject was 74 years old with a history of smoking. The cancer diagnosis was made after 535 days of treatment with GATTEX.

Both lung cancers have occurred at a single site and according to the site investigator he reports an increased incidence of lung cancer in SBS patients.

The three cases of cancer have been reviewed by a safety review board comprised of independent experts and at this time no changes in study design or current monitoring of subjects in the trial have been requested.

Additional Data at ACG

Oral Presentation:

Abstract #50: “Teduglutide, A Novel Analog of Glucagon-like Peptide 2 (GLP-2), is Effective and Well Tolerated in Reducing Parenteral Support (PS) Volume in Short Bowel Syndrome-Intestinal Failure (SBS-IF) Subjects: Results From a 24-week, Placebo-Controlled Phase 3 Trial” by O’Keefe et al.

Professor Stephen J.D. O'Keefe, MD, MSc, University of Pittsburgh will present the Phase 3 results from STEPS at a plenary session on November 1, 2011.

The purpose of STEPS was to evaluate GATTEX 0.05 mg/kg/d given subcutaneously when compared with placebo on its ability to reduce parenteral support volume (IV fluids, nutrients or both) in SBS subjects dependent on parenteral support.

Eighty six subjects, dependent on parenteral support for at least one year were enrolled in a randomized, double-blind, placebo-controlled, parallel-group, multinational, multi-center, 2-stage study.

STEPS met the primary efficacy endpoint with a statistically significantly higher responder rate for GATTEX versus placebo. A responder was defined as a subject who experienced a 20 percent to 100 percent reduction from baseline in weekly parenteral support volume at weeks 20 and 24. GATTEX-treated patients also achieved significantly greater reductions in PN/IV volume and infusion days per week versus placebo.

GATTEX was well-tolerated. Eight subjects discontinued the study early, three of four in the placebo group and two of four in the GATTEX group were due to adverse events. The most common adverse events were abdominal pain, nausea, gastrointestinal stoma complications, and abdominal distension.

Poster Presentations:

Abstract #P109: “The Fluid Composite Effect (FCE): A Clinically Important Surrogate Measure of Intestinal Absorption in Adult Subjects with Short Bowel Syndrome (SBS)-Intestinal Failure (IF) Dependent on Parenteral Support (PS) Being Treated with Teduglutide” by Jeppesen et al.

Professor Palle Bekker Jeppesen, M.D., University Hospital of Copenhagen, Denmark, presented results from a study designed to describe the effects of teduglutide when individual components such as parenteral volume, urine volume, and oral fluid intake are utilized to comprehensively characterize the effect of teduglutide on intestinal fluid absorption.

The fluid composite effect or FCE is defined as the change from baseline in the combined volumes of urine output (subtracted), PN/IV infusion (added), and oral fluid (added). The FCE was calculated in the 24-week STEPS study of GATTEX in subjects with short bowel syndrome to compare teduglutide 0.05 mg/kg/d versus placebo.

At all visits, a greater reduction in FCE was seen in the GATTEX-treated group than in the placebo group. The mean reduction in the teduglutide group was 5.4 liters per week versus 1.1 liters per week in the placebo group.

In utilizing the FCE as a putative measure of intestinal absorption, GATTEX is shown to significantly improve absorption and decrease fluid loss when compared with placebo. The FCE may reflect the true effect of the novel GLP-2 analog, teduglutide, and allow more appropriate monitoring by practitioners who manage complex SBS-IF patients.

Abstract #P949: “Teduglutide, A Glucagon-like Peptide-2 (GLP-2) Analog, Enhances the Structure of the Small Intestinal Mucosa in Parenteral Support-dependent Short Bowel Syndrome-intestinal Failure (SBS-IF) Subjects without Inducing Dysplasia” by Tappenden et al.

Professor Kelly Tappenden, PhD, RD, University of Illinois at Urbana-Champaign, will present results on November 1, 2011 from a pathology protocol designed to evaluate the mucosal cytologic and architectural features of biopsy specimens from the large or small intestine, in patients treated with teduglutide or placebo, with a primary focus on dysplastic features.

Two-hundred and twenty-seven intestinal specimens were evaluated from 77 subjects who participated in a 24-week Phase 3 study that evaluated two doses of GATTEX (teduglutide) versus placebo.

No features of dysplasia were found in any biopsy, from the large or small intestine, in any subject receiving either placebo or GATTEX after 6 months of treatment. The incidence of secondary pathologic findings was greater in the placebo group when compared to the treatment groups. GATTEX increased villus height in the small bowel mucosa and crypt depth in both small and large bowel mucosa without causing any dysplastic changes after 24 weeks of treatment

ACG 2011 Program and Abstracts

The ACG 2011 program and abstracts are available online and can be accessed at http://www.eventscribe.com/2011/acg/index.asp by clicking on the Oral & Posters page and searching abstracts for the keyword “teduglutide.”

About GATTEX® (teduglutide)

GATTEX (teduglutide) is a novel, recombinant analog of human glucagon-like peptide 2, a protein involved in the rehabilitation of the intestinal lining. The lead indication for GATTEX is treatment of adults with short bowel syndrome. NPS has reported findings from completed studies in which GATTEX was well tolerated and effectively reduced parenteral nutrition and intravenous fluid volume requirements in subjects with adult short bowel syndrome.

Teduglutide has received orphan drug designation for the treatment of SBS from the U.S. Food and Drug Administration and the European Medicines Agency.

In March 2011, Nycomed submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for clearance to market teduglutide (Revestive(R)) as a once-daily subcutaneous treatment for short bowel syndrome. In 2007, NPS granted Nycomed the rights to develop and commercialize teduglutide outside the United States, Canada and Mexico. NPS retains all rights to teduglutide in North America. Nycomed is a Takeda Company since end of September 2011.

About Short Bowel Syndrome

Short bowel syndrome, or SBS, is a highly disabling condition that can impair a patient's quality-of-life and lead to serious life-threatening complications. SBS typically arises after extensive resection of the bowel due to Crohn's disease, ischemia or other conditions. SBS patients often suffer from malnutrition, severe diarrhea, dehydration, fatigue, osteopenia, and weight loss due to the reduced intestinal capacity to absorb nutrients, water, and electrolytes. The usual treatment for short bowel syndrome is nutritional support, including parenteral nutrition or intravenous fluids (parenteral support) to supplement and stabilize nutritional needs.

Although parenteral support can meet basic nutrition and fluid requirements by delivering them intravenously, it does not improve the body's own ability to absorb nutrients. Parenteral support is also associated with serious complications, such as infections, blood clots or liver damage, and the risks increase the longer patients are on it. Patients on parenteral support often experience a poor quality-of-life with difficulty sleeping, frequent urination and loss of independence.

There are an estimated 10,000 to 15,000 SBS patients in the U.S. who are dependent on parenteral support, the direct cost of which can exceed $100,000 annually per patient.

About NPS Pharmaceuticals

NPS Pharmaceuticals is an outsourcing-based development company focused on bringing biopharmaceuticals to patients with rare disorders and few, if any, therapeutic options. The company is advancing two Phase 3 registration programs, GATTEX® (teduglutide) in adult short bowel syndrome (SBS) and NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) in hypoparathyroidism. NPS’ earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com